Exhibit (d)(7)(ii)

                                 AMENDMENT NO. 1
                        TO INVESTMENT ADVISORY AGREEMENT


      AMENDMENT NO. 1 to Investment Advisory Agreement ("Amendment
No. 1"), dated as of May 21, 2001, between The Equitable Life Assurance Society of the United States, a New York corporation ("Equitable") and Fund Asset Management, a Delaware limited partnership ("Adviser").

      Equitable and Adviser agree to modify and amend the Investment Advisory Agreement dated as of May 1, 2000 between Equitable and Adviser as follows:

      1. PORTFOLIOS. Equitable hereby reaffirms its appointment of the Adviser as the investment adviser for the EQ/Mercury Basic Value Equity Portfolio on the terms and conditions set forth in the Agreement.

      2. APPENDIX A. Appendix A to the Agreement, setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to each Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

      Expect as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

      IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

                                        THE EQUITABLE LIFE ASSURANCE
FUND ASSET MANAGEMENT, L.P.             SOCIETY OF THE UNITED STATES
by Princeton Services, Inc. its
General Partner


By: ________________________________    By:
                                            -----------------------------------
      Name:                                 Name:  Brian S. O'Neil
      Title:                                Title: Executive Vice President

                                   APPENDIX A
                               TO AMENDMENT NO. 1
                        TO INVESTMENT ADVISORY AGREEMENT
                        WITH FUND ASSET MANAGEMENT, L.P.



Portfolio                                  Advisory Fee

EQ/Mercury Basic Value Equity Portfolio    .40%  of  the  Portfolio's   average
                                           daily net assets up to and including
                                           $100    million;    .375%   of   the
                                           Portfolio's average daily net assets
                                           over  $100  million  and  up to  and
                                           including $300 million;  and .35% of
                                           the  Portfolio's  average  daily net
                                           assets in excess of $300 million






Dated: May 23, 2001